EXHIBIT 99.1

Report on Schedule of Independent Registered Public Accounting Firm on Schedule II

To the Stockholders and Board of Directors of SPACEHAB, Incorporated

In connection with our audits of the consolidated financial statements of SPACEHAB, Incorporated and subsidiaries referred to in our report dated August 31, 2006, which is included in the Company’s 2006 Form 10-K, we have also audited Schedule II for each of the three years in the period ended June 30, 2006. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Houston, Texas

August 31, 2006

SPACEHAB, INCORPORATED AND SUBSIDIARIES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions and Write - offs	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended June 30,
2006	$659	$—	$(296)	$363
2005	659	—	—	659
2004	276	383	—	659